FOR IMMEDIATE RELEASE

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                                                                                                               Joseph Himy
                                                                                                              Chief Financial Officer
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                                                                                                          James Lee
The Lee Strategy Group, Inc.
                                                                                                                         Tel: (310) 229-5771
Email: jlee@leestrategy.com

VYTERIS INITIATES PHASE II CLINICAL TRIAL OF
INFERTILITY TREATMENT USING
SMART PATCH TECHNOLOGY

Ferring Sponsored Clinical Trial Will Enroll 500 Women and Test Safety and Efficacy

FAIR LAWN, NJ – (March 10, 2009) – Vyteris, Inc. (OTCBB: VYTR), manufacturer of the first FDA-approved active transdermal drug delivery system and a leader in active transdermal drug delivery technology, has announced the initiation of a Phase II clinical trial sponsored by its development partner, Ferring Pharmaceuticals, Inc.  The trial evaluates Vyteris’ smart patch technology for the safety and efficacy of a pulsatile delivery of a peptide hormone for the treatment of infertility in women.

“The initiation of this Phase II clinical trial is an important milestone for Vyteris in developing an effective peptide transdermal delivery system. We look forward to continuing our strong partnership with Ferring to achieve success with this project for the benefit of infertility patients,” said Dr. Haro Hartounian, chief executive officer of Vyteris. “Ferring’s confidence in moving forward with this trial further demonstrates the commercial potential of our smart patch technology to deliver peptides and other biopharmaceuticals using Vyteris’ transdermal delivery system.”

“This Phase II clinical trial will provide guidance on the roles that the smart patch technology may play in treating women with infertility problems,” said Wayne Anderson, chief executive officer of Ferring. “The non-invasive nature of this product and increased patient comfort will create a new standard of care for infertility treatment.”

The trial will be a multi-center clinical trial conducted at approximately 35 centers throughout the U.S. and will enroll approximately 500 female patients between the ages of 18 and 38 years with anovulatory / oligoovulatory infertility.  In this clinical trial, the safety and tolerability of Vyteris’ transdermal delivery system will be evaluated over the trial period.  The trial is currently enrolling subjects and is expected to be fully enrolled by July 2009.

With the initiation of the Phase II clinical trial, Vyteris earned a $2.5 million milestone payment from Ferring, which had been previously advanced in July 2008 in the form of an interest bearing loan, the principal amount of which has now been satisfied through application of this milestone payment.

About Vyteris

Vyteris, Inc. is a specialty pharmaceutical company developing and commercializing innovative technology for controlled delivery of peptide and small molecule therapeutics.  Vyteris’ first product, LidoSite(R), which provides dermal analgesia prior to venipuncture (IV catheter insertions, blood draws, etc.) and superficial dermatological procedures, was the first FDA-approved active patch. Vyteris’ proprietary transdermal drug delivery technology delivers drugs comfortably through the skin using low-level electrical energy. This active patch technology allows precise dosing, giving physicians and patients control in the rate, dosage and pattern of drug delivery that can result in considerable therapeutic, economical, and lifestyle advantages over existing methods of drug administration. For more information, please visit us at www.vyteris.com.

About Ferring Pharmaceuticals Inc.

Ferring Pharmaceuticals Inc. is a subsidiary of Ferring Pharmaceuticals, a privately owned, international pharmaceutical company.  Ferring Pharmaceuticals offers a line of urology, orthopaedic and infertility products in the U.S. markets.  They include: EUFLEXXA®, (1% sodium hyaluronic acid), BRAVELLE® ( urofollitropin for injection, purified), MENOPUR®  and REPRONEX® (menotropins for injection, USP), NOVAREL®  (chorionic gonadotropin for injection, USP), ENDOMETRIN® (progesterone) Vaginal Insert, ACHTREL® (corticorelin ovine triflutate for injection), PROSED® DS (methenamine, phenyl salicylate, methylene blue, benzoic acid, hyoscyamine sulfate), and DESMOPRESSIN.

Ferring Pharmaceuticals specializes in the research, development and commercialization of compounds in general and pediatric endocrinology, urology, orthopaedics, gastroenterology, obstetrics/gynecology and infertility.  For more information, please visit www.FerringUSA.com.

Vyteris Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “would,” “should,” “believes,” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements concerning the potential impact of the new marketing agreement and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others, the competitive environment and competitive responses to the new marketing arrangement. The Company has described other important risks and uncertainties under the caption "Risk Factors" in its most recent Annual Report on Form 10-KSB and in various filings made with the SEC.  Actual results may differ materially from those contained in the forward-looking statements in this press release.

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